EXHIBIT 10.1

AMENDMENT

TO THE

SECOND AMENDED AND RESTATED

2000 EQUITY INCENTIVE PLAN

OF

ACCESS INTEGRATED TECHNOLOGIES, INC.

In accordance with Section 11.1 of the Second Amended and Restated 2000 Equity Incentive Plan of Access Integrated Technologies, Inc. (the “Plan”), the Plan is hereby amended as follows:

1.	Section 5.1 is hereby amended and restated in its entirety to read as follows:

“5.1 Types of Awards. Awards under this Plan may be in any of the following forms (or a combination thereof) (i) stock option awards; (ii) stock appreciation rights; (iii) Stock or Restricted Stock; (iv) Performance Awards; or (v) Restricted Stock Units. All awards shall be made pursuant to award agreements between the Participant and the Company. The agreements shall be in such form as the Committee approves from time to time.”

2.	A new Section 9A is added to the Plan to read in its entirety as follows:

“Section 9A. Restricted Stock Units

9A.1 Grant of Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Restricted Stock Units to Participants in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that (a) no Stock is actually awarded to the Participant on the Grant Date and (b) the Committee shall have the discretion to pay such awards upon vesting in either cash or Stock, or a combination of cash and Stock. The Board of Directors or the Committee, in its sole discretion, shall have the right (but shall not in any case be obligated), to permit the vesting of any Restricted Stock Unit prior to the time such Restricted Stock Unit would otherwise vest under its terms, provided that the payment of cash or Stock, or a combination of cash and Stock, shall not be made until the original vesting date.

9A.2 Restricted Stock Unit Agreement. Each Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the period(s) of restriction, the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.

9A.3 Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Restricted Stock Units granted pursuant to this Plan as it may deem advisable including, without limitation, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, pure time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which Stock is listed or traded, or holding requirements or sale restrictions placed on Stock by the Company upon vesting of such Restricted Stock Units.

9A.4 Payment of Taxes

To enable the Company to meet any applicable federal, state or local withholding tax requirements arising as a result of the vesting of Restricted Stock Units, the Participant shall pay the Company the amount of tax to be withheld or may elect to satisfy such obligation:

(a) by having the Company withhold cash and/or shares of Stock that otherwise would be delivered to the Participant;

(b) by delivering to the Company other shares of Stock owned by the Participant prior to the vesting of the Restricted Stock Units; or

(c) by making a payment to the Company consisting of a combination of cash and such shares of Stock.

Such an election shall be made prior to the date to be used to determine the tax to be withheld. The value of any share of Stock to be withheld by the Company or delivered to the Company pursuant to this Section 9A.4 shall be the Market Price on the date used to determine the amount of tax to be withheld.

3.	The provisions of this Amendment are effective as of May 9, 2008.

IN WITNESS WHEREOF, the Corporation by its duly authorized officer has caused these presents to be signed as of this 9th day of May, 2008.

ACCESS INTEGRATED TECHNOLOGIES, INC.
By:	/s/ Gary S. Loffredo
Title:	Senior Vice President - General Counsel

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